Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA Technologies, Inc. Signs Agreements to Divest Its

Offshore Decommissioning Services and Maritech Businesses

THE WOODLANDS, Texas, March 1, 2018 /PRNewswire/ -- TETRA Technologies, Inc. ("TETRA" or the "Company") (NYSE:TTI) announced that it has signed definitive agreements to divest its offshore heavy lift, plugging and abandonment, decommissioning, cutting, diving and related consulting services businesses and its Maritech operations, along with all of Maritech’s related asset retirement obligations.  Through a series of transactions, Orinoco Natural Resources, LLC (“Orinoco”) and Epic Offshore Specialty, LLC have agreed to purchase from TETRA the remaining offshore leases of Maritech and TETRA’s subsidiaries involved in these offshore businesses – TETRA Applied Technologies, LLC, TSB Offshore, Inc., Epic Diving & Marine Services, LLC, and Maritech Resources, Inc.  As part of these transactions Orinoco has agreed to assume responsibility for completing all remaining asset retirement obligations of Maritech.

As a result of these transactions, TETRA will exit the offshore decommissioning services business and dispose of its Maritech subsidiary.  In addition to Orinoco’s assumption of Maritech’s $47 million asset retirement obligations, at the closings of the transactions, TETRA will keep the working capital of the businesses being sold and receive approximately $3 million in cash for inventory and fuel, and a $7.5 million promissory note payable on December 31, 2019.  Additionally, at closing Orinoco has agreed to provide TETRA with $47 million in surety bonds to secure the satisfaction of the Maritech asset retirement obligations.

“It has been our strategy to simplify our business model and focus on those markets where TETRA’s products and services have competitive advantages, where greater market pricing and capital allocation discipline exist, and where those businesses can leverage each other’s customer base, footprint and infrastructure,” said Stuart M. Brightman, Chief Executive Officer of TETRA Technologies.  “Going forward, our focus will be on offshore and onshore fluids where our chemistry know-how and vertically integrated business model has proven to be strong throughout the recent cycles, on water management and frack flowback services in the shale plays, and on field compression, supporting the industry’s needs for equipment and services to handle the significant volumes of associated gas coming from the shale plays. The divestitures of the offshore services and Maritech businesses are expected to reduce the volatility of TETRA’s earnings from the seasonality inherent in offshore operations and eliminate the uncertainty of current or future cash outlays to complete Maritech’s asset retirement obligations.

“TETRA’s offshore decommissioning operations weathered a challenging period over the past three years.  When many of our competitors in this market went through restructurings or shut down their operations, our offshore decommissioning business continued to perform relatively well.  We sincerely appreciate the years of outstanding service of the management team.  The industry will continue to be well served by Peter Pintar and his team,” added Brightman.

The transactions are expected to close within a short period of time, subject to various customary closing conditions, approvals and consents. After closing, TETRA will report the historical results of the offshore decommissioning and Maritech businesses as discontinued operations.

Company Overview

TETRA Technologies, Inc. (www.tetratec.com) is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, comprehensive water management solutions, frac flowback, production well testing, offshore rig cooling, and compression services and equipment. TETRA owns an equity interest, including all of the general partner interest, in CSI Compressco LP (NASDAQ: CCLP) (www.csicompressco.com), a master limited partnership.

Investor Note

More detailed information about this transaction can be found in TETRA’s SEC Form 8-K, filed March 1, 2018, which is available in the SEC Filing & Financial Information section of the company’s Investor Relations website http://ir.tetratec.com/SEC-Filings .

Forward-Looking Statements

This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that TETRA Technologies, Inc. (“the Company”) intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning the anticipated recovery of the oil and gas industry, expected results of operational business segments, the ability to consummate the transactions involving the offshore services and Maritech businesses; projections concerning the Company's business activities and the expected impact of the divestiture, financial guidance, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical.  These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, including the ability to recognize the anticipated benefits of the divestiture.  Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Investor Contact	Media Contact
TETRA Technologies, Inc.	TETRA Technologies, Inc.
The Woodlands, Texas	The Woodlands, Texas
Stuart M. Brightman	TETRA Media Line:
Chief Executive Officer	+1 281-364-5060
Phone: +1 281.367.1983	media@tetratec.com
www.tetratec.com	www.tetratec.com